Guidewire Appoints Margie Dillon, Mike Keller, and Cathy Lego as Board Members
Insurance and technology veterans add experience and industry expertise to
Guidewire Board of Directors

SAN MATEO, Calif., September 5, 2019 - Guidewire Software, Inc. (NYSE: GWRE), provider of the industry platform Property and Casualty (P&C) insurers rely upon, today announced that it has appointed Margaret Dillon, Michael Keller, and Catherine Lego to its Board of Directors. The company also announced that Guy Dubois and Peter Gassner will retire from the Board as of the company’s 2019 annual meeting of stockholders, after serving a transition period with the new members.
“The recruitment of three distinguished directors is another facet of Guidewire’s evolution to succeed in our long-term mission,” said Marcus Ryu, co-founder and chairman of the board, Guidewire. “Margie, Mike, and Cathy will enhance the technology, governance, and insurance industry expertise of the board, as well as its diversity. Guidewire and our customers will benefit from their insight at this transformative time for the company and the P&C industry. I also thank both Peter and Guy for their distinguished service to Guidewire, including their full support for this transition.”
From December 1993 to September 2017, Margie Dillon served in various roles at Liberty Mutual Insurance Company, including as Senior Vice President and Chief Financial Officer, Personal Insurance, and as Executive Vice President and Chief Customer Officer, U.S. Consumer Markets. Ms. Dillon holds a B.S. in Computer Science and an M.S. in Finance from Boston College.
Mike Keller served, from June 2001 to June 2018, as the Executive Vice President and Chief Information Officer at Nationwide Insurance and Financial Services. From January 1998 to May 2001, Mr. Keller served as Chief Technology Officer at JPMorgan Chase & Co. (formerly Bank One), a commercial banking and financial services company. Since April 2019, he has served as chairman of Guidewire’s customer Strategic Advisory Councils. Mr. Keller holds a B.S. in Mathematics from the University of Michigan.
Cathy Lego is currently a member of the board of directors of Cypress Semiconductor Corporation, a publicly traded semiconductor design and manufacturing company; IPG

Photonics Corporation, a publicly traded producer of high-power fiber lasers; and Lam Research Corporation, a publicly traded wafer fabrication equipment company. From 2013 to 2016, she was a member of the board of directors of Fairchild Semiconductor International Inc., a fabricator of power management devices, and from 1989 to 2002 and 2004 to 2016, she was a member of the board of directors of SanDisk Corporation, a publicly traded global developer of flash memory storage solutions. Ms. Lego has been an angel investor and financial consultant to early stage technology companies via Lego Ventures, LLC, where she was principal and owner. She previously practiced as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers). Ms. Lego holds a B.A. in Economics and Biology from Williams College and an M.S. in Accounting from the New York University Stern School of Business.

About Guidewire Software
Guidewire delivers the industry platform that Property and Casualty (P&C) insurers rely upon to adapt and succeed in a time of accelerating change. We provide the software, services, and partner ecosystem to enable our customers to run, differentiate, and grow their business. We are privileged to serve more than 350 companies in 34 countries. For more information, please visit www.guidewire.com and follow us on twitter: @Guidewire_PandC.
Contact:
Diana Stott
Director, Communications
Guidewire Software, Inc.
+1.650.356.4941
dstott@guidewire.com

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